Exhibit 99.1

Ryman Hospitality Properties, Inc. Provides COVID-19 Business Update

- Company has early success rebooking COVID-19 related group cancellations

-	Company successfully amends credit facility to obtain waivers of financial covenants through March 31, 2021 and ensures access to remaining $300 million of undrawn revolver capacity

NASHVILLE, Tenn. – (April 24, 2020) – Ryman Hospitality Properties, Inc. (NYSE: RHP) (the “Company”) today provided the following update on the impact of COVID-19:

Business Update

Colin Reed, Chairman and Chief Executive Officer of the Company, said, “We continue to work closely with our hotel operator, Marriott, and with local and state health authorities to monitor the COVID-19 pandemic. At this time, we do not anticipate resuming operations at the five hotels that comprise the Gaylord Hotels convention network prior to May 31, 2020. This decision remains subject to change as the situation evolves, and we will update investors as appropriate if state and local guidelines are modified and conditions for reopening materialize at an earlier date for one or more of our Gaylord Hotels. Our smaller hotels, the Inn at Opryland and the AC National Harbor, as well as the Gaylord Springs golf course, remain operational, and we currently have no plans to temporarily close these businesses.

“Over the years, the Gaylord Hotels brand has built strong relationships with its group customers. As the COVID-19 crisis began to unfold and government restrictions began to emerge, we made the strategic decision to avoid irreparably harming those relationships by aggressively pursuing the collection of cancellation fees. Instead, we are working cooperatively with our group customers to rebook their cancelled business. To manage the volume of rebooking opportunities created by this crisis, the majority of the Gaylord Hotels sales force was retained. We are encouraged by their success in the first five weeks of the rebooking effort.

“Through April 22, 2020, we have experienced total attrition and cancellations of approximately 861,000 net room nights, representing approximately $402 million of total revenue (with approximately 80% of these cancelled group nights for arrival dates from February-June 2020).  Through April 22, 2020, we have successfully rebooked approximately 110,000 group room nights, representing approximately $50 million in total revenue. Of these rebooked room nights, approximately 40% are scheduled for arrival in the second half of 2020, and approximately 10% are scheduled for arrival during 2021.

“In addition to rebookings, meeting planners are continuing to plan and book new meetings for the second half of 2020 and beyond. Although first quarter 2020 gross advance bookings declined year over year by approximately 107,000 room nights to 289,000 total room nights, new gross advance bookings for the month of March were 126,000 room nights, with COVID-19 rebookings accounting for approximately 29,000 room nights in March and first quarter 2020. We are encouraged that meeting planners are contracting new business for future dates during this crisis. Additionally, after excluding approximately 500,000 room nights of COVID-19 rebooking leads, Gaylord Hotels still generated approximately 3.9 million room nights of leads for all future years, during March 2020.

Reed continued, “Our managed assets (the Grand Ole Opry, Ryman Auditorium and our Ole Red entertainment venues), as well as the Wildhorse Saloon and General Jackson (which are managed by Marriott), remain closed through at least the end of April. We are monitoring local and state health guidelines for each of the markets in which we operate and look forward to re-opening these venues as soon as is possible, given local market conditions.”

Credit Facility Amendment

On April 23, 2020, the Company completed an amendment to the credit agreement governing its $700 million revolving credit facility, $300 million Term Loan A facility and the original $500 million Term Loan B facility (of which approximately $385 million is outstanding), which was obtained from a consortium of banks led by Wells Fargo Bank, N.A., as administrative agent. The amendment provides for a temporary waiver of all financial covenants in the credit facility through March 31, 2021 (unless terminated early by the Company at its option) and confirms the availability of the remaining approximately $300 million of undrawn amounts under the revolving credit facility. During the waiver period, the amendment provides for increased interest on outstanding amounts due under the revolving credit facility and the Term Loan A facility, additional restrictions on debt, investments, dividends, share repurchases and certain capital expenditures, and a minimum liquidity requirement. In addition, all borrowings under the revolving credit facility made during the waiver period may only be used for payment of operating expenses, debt service, and permitted capital expenditures and investments.

Reed continued, “The temporary waiver of financial covenants provides the additional financial and operational flexibility that is critical during this period of uncertainty. We appreciate the continued support from our long-tenured bank group during this unprecedented time, as well as the recognition of the value of our one-of-a-kind portfolio of hotel assets. Together with our unrestricted cash on hand and the remaining availability under our revolving credit facility, we believe we will have ample liquidity to weather this extended period of disruption. ”

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a leading lodging and hospitality real estate investment trust that specializes in upscale convention center resorts and country music entertainment experiences. The Company’s core holdings* include a network of five of the top 10 largest non-gaming convention center hotels in the United States based on total indoor meeting space. These convention center resorts operate under the Gaylord Hotels brand and are managed by Marriott International. The Company also owns two adjacent ancillary hotels and a small number of attractions managed by Marriott International for a combined total of 10,110 rooms and more than 2.7 million square feet of total indoor and outdoor meeting space in top convention and leisure destinations across the country. The Company’s Entertainment segment includes a growing collection of iconic and emerging country music brands, including the Grand Ole Opry; Ryman Auditorium, WSM 650 AM; Ole Red and Circle, a country lifestyle media network the Company owns in a joint-venture partnership with Gray Television. The Company operates its Entertainment segment as part of a taxable REIT subsidiary.

*The Company is the sole owner of Gaylord Opryland Resort & Convention Center; Gaylord Palms Resort & Convention Center; Gaylord Texan Resort & Convention Center; and Gaylord National Resort & Convention Center. It is the majority owner and managing member of the joint venture that owns Gaylord Rockies Resort & Convention Center.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the anticipated impact of COVID-19 on travel, transient and group demand, the anticipated impact of COVID-19 on our results of operations, the amount and collection of cancellation and attrition fees, cost containment efforts, and our plans to assess the re-opening of our Gaylord Hotels properties and other assets when the COVID-19 pandemic subsides. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks and uncertainties include, but are not limited to, the effects of the COVID-19 pandemic on us and the hospitality and entertainment industries generally; the effects of the COVID-19 pandemic on the demand for travel, transient and group business (including government-imposed restrictions); levels of consumer confidence in the safety of travel and group gathering as a result of COVID-19; the length and severity of the COVID-19 pandemic in the United States and the pace of recovery following the COVID-19 pandemic; the length and severity of the COVID-19 pandemic in the markets where our assets are located; our ability to implement cost containment strategies; and the adverse effects of COVID-19 on our business or the market price of our common stock. Other factors that could cause results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and its Quarterly Reports on Form 10-Q and subsequent filings. Except as required by law, the Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Source: Ryman Hospitality Properties, Inc.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President & Chief Financial Officer	Shannon Sullivan, Vice President Corporate and Brand Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6725
mfioravanti@rymanhp.com	ssullivan@rymanhp.com
~or~	~or~
Todd Siefert, Senior Vice President Corporate Finance & Treasurer	Robert Winters
Ryman Hospitality Properties, Inc.	Alpha IR Group
(615) 316-6344	(929) 266-6315
tsiefert@rymanhp.com	robert.winters@alpha-ir.com